Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Reports Financial Results for the Quarter ended March 31, 2005

April 27, 2005
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $402.5 million in assets, reported net income of $1.1 million or $0.63 basic and diluted earnings per share for the quarter ended March 31, 2005 as compared to $1.1 million or $0.65 per share for the first quarter 2004. Book value decreased to $21.13 per share at March 31, 2005 compared to $21.18 per share at December 31, 2004 due to the decrease in the fair market value of the investment portfolio in the rising interest rate environment.

Operating results for the first quarter generated an annualized return on average assets (ROA) of 1.05% and return on average equity (ROE) of 11.84 % compared to 1.16% and 12.89% for the same quarter one year ago. During the first quarter 2005 the Company incurred additional operating expense due to hiring new staff for the Rib Mountain branch that will be opening in July 2005.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with twelve retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, title insurance services, trust services, discount and full-service brokerage services, and pension plan administration.

NEW BRANCH

The Rib Mountain branch is under construction with an anticipated opening date in July 2005. This new branch will expand the Company's presence in the greater Wausau market and will capitalize on existing management and customer relationships established by the neighboring Weston branch.

NET INTEREST INCOME

For the quarter ended March 31, 2005, net interest income increased $174,000 to $3.7 million compared to the first quarter of 2004. The net interest margin for the first quarter 2005 decreased to 3.89% from 4.02% a year earlier as interest-bearing liabilities re-priced 25 basis points higher compared to an increase of 8 basis points in interest-earning assets. During the fourth quarter 2004 funding costs started to increase at a faster pace than interest-earning assets. The Company had excess funds during the fourth quarter of 2004 into the first quarter of 2005. Loan growth during the first quarter was minimal and excess funds were invested in short-term investments at a much lower interest rate than loans would have yielded. During 2005, the Company will be challenged to control the costs of deposits and borrowings to fund the balance sheet while growing interest-earning assets.

NONINTEREST INCOME

Noninterest income was $794,000 for the first quarter of 2005, an increase of $50,000 from the same quarter last year. The increase in noninterest income was attributable to increases in trust services fees of $18,000, gains from sales of secondary market real estate loans totaling $20,000 and other operating income of $96,000. These increases were partially offset by decreases in service fees of $22,000, investment product commissions of $55,000, and bank owned life insurance income totaling $7,000.

OPERATING EXPENSES

For the quarter ended March 31, 2005, noninterest expense increased $193,000 over the same quarter 2004. Salaries and employee benefits increased $125,000 due to additional staffing and normal salary increases as well as increased incentive pay. Occupancy expense increased $13,000 due to branch expansion in Minocqua and Rib Mountain, Wisconsin. Data processing and information systems increased $18,000 due to increased software maintenance costs. Other operating expenses increased $43,000 as a result of marketing expense and an increase in legal and accounting expense, primarily the result of increased costs related to SEC compliance.

Income tax expense increased $53,000 for the three months ended March 31, 2005 compared to the same period last year due to the result of a tax settlement agreement with the Wisconsin Department of Revenue in January 2005 regarding taxation of certain investment subsidiary earnings from the Bank's investment subsidiary located in Nevada.

BALANCE SHEET

Total assets decreased 2.0% during the first quarter of 2005 to $402.5 million at March 31, 2005 from $410.8 million at December 31, 2004. At year-end the Company had excess funds from municipal and business deposits which were invested for the short-term in federal funds sold. Federal funds sold decreased $10.8 million to $8.8 million at March 31, 2005 from $19.6 million at December 31, 2004. Total loans increased 0.6% during the first quarter of 2005 to $286.3 million at March 31, 2005, while deposits decreased 4.6% to $289.5 million. For the past couple of years the trend in the first quarter has been for slow loan growth due to the winter season and decreased deposits from the run-off of year-end cash accumulated in municipal and business deposit accounts. Total shareholders' equity decreased to $36.0 million at March 31, 2005 from $36.1 million at December 31, 2004. The fair value of the investment portfolio decreased $780,000 during the first quarter of 2005 due to the rising interest rate environment.

The Company recorded provisions for loan losses totaling $61,600 during the first quarter of 2005, as compared to $40,000 for the same period in 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for loan categories, credit concentrations, and changes in
portfolio volume.   During the first quarter of 2005, the Company had net loan charge-offs of $41,000. The ratio of allowance for loan losses to total loans was 0.99% at March 31, 2005 and December 31, 2004. Non-performing loans totaled $1.4 million and $1.6 million at March 31, 2005 and December 31, 2004, respectively. All of the foreclosed assets present at December 31, 2004 were sold during the first quarter of 2005.

The Company believes the balance of the allowance for loan loss at March 31, 2005 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                             Mid-Wisconsin Financial Services, Inc.
                             Quarterly Financial Summary (unaudited)
                          (amounts in thousands, except per share data)
                                                                         Quarter ended
                                               March 31,   December 31,   September 30,   June 30,    March 31,
                                                 2005          2004           2004          2004        2004
STOCKHOLDERS' DATA
Basic earnings per share                         $0.63         $0.62          $0.68         $0.70       $0.65
Diluted earnings per share                       $0.63         $0.62          $0.68         $0.69       $0.65
Cash dividends per share                         $0.22         $0.22          $0.22         $0.62       $0.22
Book value per share                            $21.13        $21.18         $20.82        $19.95      $20.58
Average basic common shares outstanding      1,703,577     1,699,130      1,685,646     1,685,646   1,685,646
Average diluted common shares outstanding    1,706,229     1,700,849      1,686,594     1,686,435   1,668,222
PERFORMANCE RATIOS
Return on average assets                          1.05%         1.06%          1.17%         1.23%       1.16%
Return on average equity                         11.84%        11.91%         13.52%        13.79%      12.89%
Net interest margin                               3.89%         4.05%          4.00%         4.06%       4.02%
Efficiency ratio                                 61.12%        58.67%         56.34%        57.06%      59.83%
CREDIT QUALITY
Non-performing loans to total loans               0.48%         0.55%          0.65%         0.69%       0.61%
Allowance for loan losses to:
     Total loans                                  0.99%         0.99%          0.99%         1.02%       1.03%
     Non-performing loans                       208.90%       181.35%        153.42%       148.98%     168.41%
Net charge-offs to average loans                  0.01%         0.01%          0.04%         0.00%       0.00%
Non-performing assets to total assets             0.34%         0.40%          0.47%         0.50%       0.44%
STOCK PRICE INFORMATION
High                                            $35.40        $34.00         $30.80        $30.00      $29.00
Low                                              33.10         30.80          28.50         29.00       28.50
Market price at period end                       34.90         34.00          30.80         30.00       29.00

                 Mid-Wisconsin Financial Services, Inc.
                  Summary Financial Data (unaudited)
             (amounts in thousands, except per share data)
                Three Months Ended
                                                     March 31,   March 31,
                                                       2005        2004
INCOME STATEMENT
Interest income                                       $5,402      $4,894
Interest expense                                       1,799       1,480
Net interest income                                    3,603       3,414
Provision for loan losses                                 62          40
Net interest income after provision for loan losses    3,541       3,374
Noninterest income
   Service fees                                          176         198
   Trust service fees                                    202         184
   Investment product commissions                         50         105
   Other operating income                                366         257
Total noninterest income                                 794         744
Noninterest expenses
   Salaries and employee benefits                      1,549       1,424
   Occupancy                                             345         332
   Data processing and information systems               117          99
   Goodwill and purchased core deposit amortization       77          83
   Other operating expenses                              681         638
Total noninterest expense                              2,769       2,576
Income before provision for income taxes               1,566       1,542
Provision for income taxes                               499         446
Net income                                            $1,067      $1,096

                   Mid-Wisconsin Financial Services, Inc.
                         Summary Financial Data
               (amounts in thousands, except per share data)
                                                                March 31,    December 31,
                                                                   2005          2004
                                                               (unaudited)     (audited)
 BALANCE SHEET
ASSETS
Cash and due from banks                                          $10,029       $12,567
Interest-bearing deposits in other financial institutions             16            18
Federal funds sold                                                 8,792        19,567
Securities available for sale -At fair value                      83,730        81,082
Federal Home Loan Bank stock (at cost)                             2,570         2,535
Loans held for sale                                                  544           546
Loans receivable, net of allowance for loan losses of
  $2,841 in 2005 and $2,820 in 2004                              282,905       281,321
Accrued interest receivable                                        1,695         1,554
Premises and equipment                                             6,800         6,185
Intangible assets                                                    154           231
Goodwill                                                             295           295
Other assets                                                       4,978         4,916
Total assets                                                    $402,508      $410,817
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                     $40,943       $50,814
Interest-bearing deposits                                        248,523       252,573
  Total deposits                                                 289,466       303,387
Short-term borrowings                                             25,300        19,216
Long-term borrowings                                              49,000        49,000
Accrued interest payable                                           1,152         1,148
Accrued expenses and other liabilities                             1,590         1,982
Total liabilities                                                366,508       374,733
Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding -
      1,703,577 shares in 2005 and 2004                              170           170
Additional paid-in capital                                        11,546        11,542
Retained earnings                                                 24,720        24,028
Accumulated other comprehensive income (loss)                       (436)          344
Total stockholders' equity                                        36,000        36,084
Total liabilities and stockholders' equity                      $402,508      $410,817